EXHIBIT 15.2

July 28, 2017

Securities and Exchange Commission

100 F Street, N.E

Washington D.C 20549-7561

Dear Sir / Madam,

We have read Item 16F of Tata Motors Limited Form 20-F dated July 28, 2017 and we agree with the statements made in relation to Deloitte Haskins & Sells LLP in Item 16F of such Form 20-F. We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours Truly,

/s/ Deloitte Haskins & Sells LLP